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                                                                Exhibit 99.1


                         CONSENT OF MERRILL LYNCH & CO.


We hereby consent to the use of our opinion letter dated February 28, 1999 to the Board of Directors of Duke Realty Investments, Inc. included as Annex B to the Joint Proxy Statement and Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Weeks Corporation with and into Duke Realty Investments, Inc. and to the references to such opinion in such Joint Proxy Statement and Prospectus under the captions "Summary--The Merger," "The Merger and the Merger Proposal--Opinion of Duke's Financial Advisor" and "Background of the Merger" and to the inclusion of the foregoing opinion as Annex B to the above mentioned Joint Proxy Statement and Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the "Securities Act") or the rules and regulations of the Securities Exchange Commission thereunder (the "SEC"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the SEC thereunder.






                                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED







April 26, 1999